EXHIBIT 23.2

Jimmy C.H. Cheung & Co Certified Public Accountants (A member of Kreston International)	Registered with the Public Company Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS OF
NETWORK CN INC.

We consent to the incorporation by reference in the Registration Statement No, 333-114644 on Form S-8 of Network CN Inc, relating to our audit of the consolidated financial statements of NCN Group Limited and subsidiaries included in the Annual Report on Form 10-KSB of Network CN Inc. for the year ended December 31, 2006.

/s/Jimmy C.H. Cheung & Co.
JIMMY C.H. CHEUNG & CO.
Certified Public Accountants
Hong Kong

Date: March 30, 2007

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong Tel: (852) 25295500 Fax: (852) 28651067 Email: jchc@krestoninternational.com.hk Website: http://www.jimmycheungco.com